                                                                    EXHIBIT 23.1



                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



The Board of Directors
Chartered Semiconductor Manufacturing Ltd:


We consent to the incorporation by reference in the registration statement on Form F-3 of Chartered Semiconductor Manufacturing Ltd of our report dated February 8, 2000, relating to the consolidated balance sheets of Chartered Semiconductor Manufacturing Ltd and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations and comprehensive income (loss), shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the Form 20-F of Chartered Semiconductor Manufacturing Ltd dated March 20, 2000, and to the reference to our firm under the heading "Experts" in the prospectus.



/s/ KPMG



KPMG
Singapore



March 16, 2001